Exhibit 99.1

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Northeast Bancorp (“Northeast”) as Appendix B to the Proxy Statement/Prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 dated June 3, 2010 relating to the proposed merger of FHB Formation LLC with and into Northeast, with Northeast being the surviving corporation, and to the references to such opinion therein. This consent relates solely to this Amendment No. 1 to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/    Keefe, Bruyette & Woods, Inc.

Dated: June 15, 2010